UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                             -----------------------

                Date of Report (Date of earliest event reported):
                                  June 30, 2003


                         United States Steel Corporation
 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                1-16811               25-1897152
   ---------------     ----------------------    -------------------
   (State or other        (Commission File          (IRS Employer
   jurisdiction of             Number)           Identification No.)
    incorporation)

      600 Grant Street, Pittsburgh, PA              15219-2800
     ----------------------------------             ----------
      (Address of principal executive               (Zip Code)
                  offices)

                                 (412) 433-1121
                         ------------------------------
                         (Registrant's telephone number,
                              including area code)

Item 2. Acquisition or Disposition of Assets

On June 30, 2003, United States Steel Corporation (U. S. Steel) completed the sale of the mines and related assets of U. S. Steel Mining Company, LLC (USM) to a newly formed company, PinnOak Resources, LLC (PinnOak), which is not affiliated with U. S. Steel. PinnOak and its affiliated companies acquired the coal reserves and related assets of USM's Pinnacle No. 50 mine complex located near Pineville, West Virginia, and the Oak Grove mine complex located near Birmingham, Alabama. In conjunction with the sale, U. S. Steel and PinnOak entered into a long-term coal supply agreement, which runs through December 31, 2006.

The gross proceeds from the sale are estimated to be $58 million, of which $50 million was received at closing and an estimated $8 million that primarily relates to an adjustment to the purchase price based on inventory levels at June 30, 2003, will be received in the fourth quarter. U. S. Steel recognized a pretax gain of $7 million on the sale in the second quarter of 2003. In addition, as a result of exiting the coal mining business, U. S. Steel recognized the present value of obligations related to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 in the amount of $85 million. This will be accounted for as an extraordinary loss, net of tax benefits.

Item 7. Financial Statements and Exhibits

The pro forma financial statements reflecting the sale of USM's assets as required by this item were previously reported by U. S. Steel in the Form 8-K dated May 20, 2003, and appear on pages S-26 to S-35 of Exhibit 99.2.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION


By   /s/ Larry G. Schultz
     ---------------------------
     Larry G. Schultz
     Vice President and Controller



Dated:  July 15, 2003